                                                                       EXHIBIT
                                                                        12.1
                                  VALLEY BANCORPORATION
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        ($OOO's)

                    3 Months
                    March 31
EARNINGS              1994      1993      1992      1991      1990      1989
                    --------- --------- --------- --------- --------- ---------
Earnings before
income taxes and
cumulative effect
of changes in
accounting
principles           $15,265   $68,021   $57,335   $40,256   $38,937   $37,956

Fixed charges,
excluding interest
on deposits            3,255    11,558    13,218    14,921    11,737    13,639
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges but
excluding interest
on deposits           18,520    79,579    70,553    55,177    50,674    51,595

Interest on deposits  28,915   126,027   143,488   176,957   169,474   152,462
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges and
interest on
deposits             $47,435  $205,606  $214,041  $232,134  $220,148  $204,057
                    ========= ========= ========= ========= ========= =========

FIXED CHARGES:

Interest Expense:

Borrowings:
 Short-term           $1,460    $3,097    $4,099    $5,434    $6,086    $7,965
 Long-term             1,354     6,723     7,501     7,762     3,984     4,053

One-third of rental
expense for all
operating leases
(the amount deemed
representative of
the interest factor)     441     1,738     1,618     1,725     1,667     1,621
                    --------- --------- --------- --------- --------- ---------
Fixed charges
excluding interest
on deposits            3,255    11,558    13,218    14,921    11,737    13,639

Interest on Deposits  28,915   126,027   143,488   176,957   169,474   152,462
                    --------- --------- --------- --------- --------- ---------
Fixed charges
including interest
on deposits          $32,170  $137,585  $156,706  $191,878  $181,211  $166,101
                    ========= ========= ========= ========= ========= =========

RATIO OF EARNINGS TO FIXED CHARGES

Excluding interest
on deposits             5.69 x    6.89 x    5.34 x    3.70 x    4.32 x    3.78 x

Including interest
on deposits             1.47 x    1.49 x    1.37 x    1.21 x    1.21 x    1.23 x